Exhibit 99.3

Worldpay Holdco, LLC
Condensed Combined and Consolidated Financial Statements (Unaudited)
As of and for the Three and Nine Months Ended September 30, 2025 (Successor) and the Three and Eight Months Ended September 30, 2024 (Successor) and the One Month Ended January 1, 2024 to January 31, 2024 (Predecessor)
With Independent Auditors' Review Report Thereon

Worldpay Holdco, LLC
Index to Condensed Combined and Consolidated Financial Statements (Unaudited)

Worldpay Holdco, LLC
Condensed Consolidated Balance Sheets (Unaudited)
(In millions)

	September 30, 2025	December 31, 2024
	Successor	Successor
Assets
Current assets:
Cash and cash equivalents	$ 2,278.3	$ 2,578.6
Settlement assets	4,179.7	3,417.2
Trade receivables, net	1,847.8	1,857.2
Prepaid expenses and other current assets	277.2	273.3
Total current assets	8,583.0	8,126.3
Property and equipment, net	163.0	162.8
Goodwill	6,291.7	6,006.4
Intangible assets, net	7,249.7	7,930.7
Software, net	1,570.0	1,373.6
Other noncurrent assets	465.1	360.1
Total assets	$ 24,322.5	$ 23,959.9
Liabilities, Mezzanine Equity, and Shareholders' Deficit
Current liabilities:
Accounts payable, accrued and other liabilities	$ 1,472.0	$ 1,508.9
Settlement payable	4,866.2	4,413.4
Current portion of long-term debt	57.7	57.2
Total current liabilities	6,395.9	5,979.5
Long-term liabilities:
Deferred tax liabilities	546.4	544.5
Long-term debt	8,370.7	8,240.8
Other long-term liabilities	521.6	535.3
Total liabilities	15,834.6	15,300.1
Mezzanine equity:
Class A Preferred Units	10,386.9	10,019.3
Shareholders' Deficit:
Class B and Class E Units	3,446.3	3,445.0
Additional paid-in-capital	—	—
Retained deficit	(5,667.4)	(4,708.2)
Accumulated other comprehensive income (loss)	322.1	(97.0)
Total Worldpay Holdco, LLC deficit	(1,899.0)	(1,360.2)
Noncontrolling interest	—	0.7
Total shareholders' deficit	(1,899.0)	(1,359.5)
Total liabilities, mezzanine equity and shareholders' deficit	$ 24,322.5	$ 23,959.9
See accompanying notes, which are an integral part of these Condensed Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Condensed Combined and Consolidated Statements of (Loss) Income (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended	Eight Months Ended	One Month Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	January 31, 2024
	Successor	Successor	Successor	Successor	Predecessor
Revenue	$ 1,351.2	$ 1,248.0	$ 4,119.0	$ 3,428.7	$ 399.0
Cost of revenue	666.2	530.3	2,100.6	1,657.7	197.0
Selling, general and administrative expenses	620.4	565.9	1,861.4	1,625.0	162.0
Operating income	64.6	151.8	157.0	146.0	40.0
Interest expense, net	(147.6)	(145.8)	(437.9)	(409.3)	—
Other income (expense), net	36.2	(105.2)	(65.5)	(63.0)	(5.0)
(Loss) income before income taxes	(46.8)	(99.2)	(346.4)	(326.3)	35.0
Income tax expense	1.9	60.0	58.7	101.9	6.0
Net (loss) income	(48.7)	(159.2)	(405.1)	(428.2)	29.0
Less: Net income attributable to noncontrolling interest	—	1.2	0.3	2.9	—
Net (loss) income attributable to Worldpay Holdco, LLC	$ (48.7)	$ (160.4)	$ (405.4)	$ (431.1)	$ 29.0
See accompanying notes, which are an integral part of these Condensed Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Condensed Combined and Consolidated Statements of Comprehensive (Loss) Income (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended	Eight Months Ended	One Month Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024	January 31, 2024
	Successor	Successor	Successor	Successor	Predecessor
Net (loss) income	$ (48.7)	$ (159.2)	$ (405.1)	$ (428.2)	$ 29.0
Other comprehensive income (loss), net of tax:
(Loss) gain on foreign currency translation	(113.4)	352.4	439.1	293.9	(81.0)
Loss on hedging activities and other	(3.9)	(81.5)	(20.0)	(21.4)	—
Comprehensive (loss) income	(166.0)	111.7	14.0	(155.7)	(52.0)
Less: Comprehensive income attributable to noncontrolling interest	—	1.2	0.3	2.9	—
Comprehensive (loss) income attributable to Worldpay Holdco, LLC	$ (166.0)	$ 110.5	$ 13.7	$ (158.6)	$ (52.0)
See accompanying notes, which are an integral part of these Condensed Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Condensed Combined and Consolidated Statements of Mezzanine Equity and Shareholders' (Deficit) Equity (Unaudited)
(In millions)

Successor	Total Mezzanine	Class B and Class E Units	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders' Deficit
Balances, June 30, 2025	$ 10,277.5	$ 3,446.3	$ —	$ (5,436.1)	$ 439.4	$ —	$ (1,550.4)
Net loss	—	—	—	(48.7)	—	—	(48.7)
Stock-based compensation	—	—	16.0	—	—	—	16.0
Foreign currency translation adjustments	—	—	—	—	(113.4)	—	(113.4)
Change in fair value of interest rate swaps and other, net of tax	—	—	—	—	(3.9)	—	(3.9)
Tax distributions to investors	(89.2)	—	—	—	—	—	—
Accretion of Class A units to redemption value	198.6	—	(16.0)	(182.6)	—	—	(198.6)
Balances, September 30, 2025	$ 10,386.9	$ 3,446.3	$ —	$ (5,667.4)	$ 322.1	$ —	$ (1,899.0)

Successor	Total Mezzanine	Class B and Class E Units	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders' Deficit
Balances, June 30, 2024	$ 9,756.9	$ 3,444.9	$ —	$ (4,178.2)	$ 1.6	$ 1.1	$ (730.6)
Net (loss) income	—	—	—	(160.4)	—	1.2	(159.2)
Stock-based compensation	—	—	10.8	—	—	—	10.8
Foreign currency translation adjustments	—	—	—	—	352.4	—	352.4
Change in fair value of interest rate swaps, net of tax	—	—	—	—	(81.5)	—	(81.5)
Distributions to noncontrolling interest	—	—	—	—	—	(1.4)	(1.4)
Tax distributions to investors	(23.0)	—	—	—	—	—	—
Net proceeds from issuance of units	0.2	0.1	—	—	—	—	0.1
Accretion of Class A units to redemption value	190.5	—	(10.8)	(179.7)	—	—	(190.5)
Balances, September 30, 2024	$ 9,924.6	$ 3,445.0	$ —	$ (4,518.3)	$ 272.5	$ 0.9	$ (799.9)

Successor	Total Mezzanine	Class B and Class E Units	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders' Deficit
Balances, January 1, 2025	$ 10,019.3	$ 3,445.0	$ —	$ (4,708.2)	$ (97.0)	$ 0.7	$ (1,359.5)
Net (loss) income	—	—	—	(405.4)	—	0.3	(405.1)
Stock-based compensation	—	—	37.0	—	—	—	37.0
Foreign currency translation adjustments	—	—	—	—	439.1	—	439.1
Change in fair value of interest rate swaps and other, net of tax	—	—	—	—	(20.0)	—	(20.0)
Distributions to noncontrolling interest	—	—	—	—	—	(1.0)	(1.0)
Tax distributions to investors	(226.9)	—	—	—	—	—	—
Net proceeds from issuance of units	3.7	1.3	—	—	—	—	1.3
Accretion of Class A units to redemption value	590.8	—	(37.0)	(553.8)	—	—	(590.8)
Balances, September 30, 2025	$ 10,386.9	$ 3,446.3	$ —	$ (5,667.4)	$ 322.1	$ —	$ (1,899.0)

Successor	Total Mezzanine	Class B and Class E Units	Additional Paid-in-Capital	Retained Deficit	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders' Deficit
Balances, January 31, 2024	$ 5,980.0	$ 3,443.6	$ 42.8	$ (118.6)	$ —	$ 2.1	$ 3,369.9
Net (loss) income	—	—	—	(431.1)	—	2.9	(428.2)
Stock-based compensation	—	—	19.2	—	—	—	19.2
Foreign currency translation adjustments	—	—	—	—	293.9	—	293.9
Change in fair value of interest rate swaps, net of tax	—	—	—	—	(21.4)	—	(21.4)
Distributions to noncontrolling interest	—	—	—	—	—	(4.1)	(4.1)
Tax distributions to investors	(88.5)	—	—	—	—	—	—
Net proceeds from issuance of units	2.5	1.4	—	—	—	—	1.4
Accretion of Class A units to redemption value	4,030.6	—	(62.0)	(3,968.6)	—	—	(4,030.6)
Balances, September 30, 2024	$ 9,924.6	$ 3,445.0	$ —	$ (4,518.3)	$ 272.5	$ 0.9	$ (799.9)

Predecessor	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
Balances, December 31, 2023	$ 20,840.0	$ 8.0	$ 2.0	$ 20,850.0
Net income	29.0	—	—	29.0
Other comprehensive loss, net of tax	—	(81.0)	—	(81.0)
Transfers to Parent, net	(3,639.0)	—	—	(3,639.0)
Balances, January 31, 2024	$ 17,230.0	$ (73.0)	$ 2.0	$ 17,159.0

See accompanying notes, which are an integral part of these Condensed Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Condensed Combined and Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended	Eight Months Ended	One Month Ended
	September 30, 2025	September 30, 2024	January 31, 2024
	Successor	Successor	Predecessor
Cash flows from operating activities
Net (loss) income	$ (405.1)	$ (428.2)	$ 29.0
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,211.0	1,033.9	134.0
Amortization and write-off of deferred financing costs	49.1	49.6	—
Stock-based compensation	31.1	19.2	5.0
Change in fair value of contingent value rights	10.3	(28.7)	—
Gain on sale of businesses and noncontrolling interest	(18.1)	—	—
Deferred income taxes	(48.7)	—	(19.0)
Impact of foreign currency fluctuations	62.6	74.1	—
Other	40.4	49.1	—
Net change in assets and liabilities:
Trade receivables	(9.3)	(265.3)	254.0
Prepaid expenses and other assets	(171.9)	50.5	(228.0)
Accounts payable, accrued and other liabilities	(64.2)	201.0	(90.0)
Other noncurrent liabilities	(45.8)	(96.6)	—
Net cash provided by operating activities	641.4	658.6	85.0
Cash flows from investing activities:
Additions to property and equipment	(51.7)	(20.4)	(12.0)
Additions to software	(382.5)	(245.3)	(27.0)
Sales of businesses, intangibles and noncontrolling interest	31.8	—	—
Net cash acquired in RealNet acquisition	1,415.8	—	—
Ravelin acquisition, net of cash acquired	(148.5)	—	—
Proceeds from sale of CVR asset	46.5	180.0	—
Loan receivable from affiliates	—	—	109.0
Other investing activities, net	(10.9)	(14.0)	—
Net cash provided by (used in) investing activities	900.5	(99.7)	70.0
Cash flows from financing activities:
Settlement activity	(928.1)	1,220.6	(442.0)
Payment of tax distributions to investors	(237.0)	(88.5)	—
Repayment of borrowings and other financing obligations	(28.9)	—	(8.0)
Payments on tax receivable agreement	(11.0)	—	(57.0)
Debt issuance costs	(6.9)	(10.8)	—
Payment to CVR holders	—	(155.0)	—
Distributions to noncontrolling interest	(1.0)	(4.1)	—
Net proceeds from issuance of units	5.0	3.9	—
Repurchase of units	(0.1)	—	—
Borrowings from certain term loan lenders	336.4	567.5	—
Repayments of certain term loan lenders	(336.4)	(567.5)	—
Financing transactions with Parent, net	—	—	289.0
Net cash (used in) provided by financing activities	(1,208.0)	966.1	(218.0)
Effect of foreign currency exchange rate changes on cash	254.1	164.7	(24.0)
Net increase (decrease) in cash, cash equivalents, and restricted cash	588.0	1,689.7	(87.0)
Cash, cash equivalents, and restricted cash, beginning of period	4,655.1	3,736.4	4,003.0
Cash, cash equivalents, and restricted cash, end of period	$ 5,243.1	$ 5,426.1	$ 3,916.0

	Nine Months Ended	Eight Months Ended	One Month Ended
	September 30, 2025	September 30, 2024	January 31, 2024
	Successor	Successor	Predecessor
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$ 55.6	$ 181.9	$ 17.0
Cash paid for interest	501.6	487.4	—
Capital expenditures in accounts payable	113.8	80.4	10.0

See accompanying notes, which are an integral part of these Condensed Combined and Consolidated Financial Statements.

Worldpay Holdco, LLC
Notes to Condensed Combined and Consolidated Financial Statements (Unaudited)

(1)Background and Nature of Operations

Worldpay Holdco, LLC, a Delaware limited liability company, is a holding company that conducts its operations through its indirect wholly owned subsidiary, Worldpay, LLC, collectively referred to herein as the “Company,” “Worldpay,” “we,” “us,” or “our,” unless the context requires otherwise.
On January 31, 2024, Fidelity National Information Services, Inc. ("FIS") sold 55% of the ownership interests in Worldpay Holdco, LLC to GTCR W Aggregator LP, a Delaware limited partnership managed by GTCR, LLC herein collectively referred to as ("GTCR"). FIS retained a noncontrolling 45% ownership interest in the Company following this transaction (the "Transaction"). See Note 4 Acquisitions for more details.
Worldpay is focused on serving merchants of all sizes globally, enabling them to accept, authorize, and settle electronic payment transactions. The Company includes all aspects of payment processing, including value-added services, such as security, fraud prevention, advanced data analytics, foreign currency management and numerous funding options. Worldpay serves clients in over 100 countries. The Company's clients are highly-diversified, including global enterprises, national retailers, and small- to medium-sized businesses (“SMBs”). The Company utilizes broad and varied distribution channels, including direct sales forces and multiple referral partner relationships that provide Worldpay with access to new and existing markets.
On April 17, 2025, the Company entered into definitive agreements to be acquired by Global Payments Inc. for $24.25 billion with the transaction expected to close in 2026 pending regulatory approval (the "Global Acquisition"). Certain commercial agreements with FIS were modified as part of the definitive agreements. During the three and nine months ended September 30, 2025, Worldpay entered into a commercial agreement with Global Payments Inc.
(2)Basis of Presentation, Consolidation and Use of Estimates
The accompanying interim unaudited condensed combined and consolidated financial statements of the Company include all of the information and disclosures required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for interim reporting. These unaudited condensed combined and consolidated financial statements should be read in conjunction with the audited combined and consolidated financial statements and related notes for the eleven month Successor period ended December 31, 2024 and the one month Predecessor period ended January 31, 2024. The unaudited condensed combined and consolidated financial statements for interim periods do not include all disclosures required by U.S. GAAP for annual financial statements and are not necessarily indicative of results for any future interim periods and the full fiscal year ending December 31, 2025. Adjustments (consisting of normal recurring accruals) considered necessary for a fair statement of the unaudited condensed combined and consolidated financial position, results of operations and cash flows at the dates and for the periods presented have been included. All intercompany transactions and balances have been eliminated in consolidation.
These condensed combined and consolidated financial statements reflect the results of the Merchant Business (the "Worldpay Business") prior to the Transaction, on a historical basis, and of Worldpay Holdco, LLC, and its majority-owned subsidiaries subsequent to the Transaction. See Note 4 Acquisitions for more details. Transactions between the Company and its related parties, including FIS and GTCR, are included in these condensed combined and consolidated financial statements; however, material intercompany balances and transactions among the Company and its consolidated affiliates are eliminated in consolidation. Investments in entities that we do not control are accounted for using the cost method; we do not currently hold any investments accounted for under the equity method. All dollar amounts in the text and tables herein, are stated in millions unless otherwise indicated.
Predecessor

The condensed combined financial statements include the predecessor activity on a historical cost basis of accounting that existed prior to the Transaction (see Note 4 Acquisitions) for the one month period of January 1, 2024, through January 31, 2024, which is referred to herein as the "Predecessor" period.

The Predecessor condensed combined financial statements reflect the historical results of operations and cash flows of the Worldpay Business. For the Predecessor period presented, the Merchant Business is primarily included within FIS legal entities that were contributed to Worldpay in connection with the Transaction (collectively the “Transferring Entities” and each a “Transferring Entity”). The Transferring Entities included the net assets and subsequent operations acquired by FIS in the acquisition of Worldpay Inc., which was completed on July 31, 2019 (the “Worldpay Acquisition”), along with legacy FIS merchant businesses within pre-existing legal entities.
The Predecessor condensed combined financial statements have been prepared in connection with the Transaction and are derived from FIS’ consolidated financial statements and accounting records. The condensed combined financial statements reflect the Worldpay Business’ results of operations, comprehensive loss, equity, and cash flows. The revenue and expenses of the Worldpay Business have been reflected in the Worldpay Business’ financial statements on a historical cost basis, as included in the consolidated financial statements of FIS, using the historical accounting policies applied by FIS. These condensed combined financial statements do not purport to reflect what the Worldpay Business’ results of operations, comprehensive loss, equity, or cash flows would have been had the Worldpay Business operated as a standalone company during the period presented.
These condensed combined financial statements were prepared following a legal entity approach, which resulted in the inclusion of the following:
•Certain assets and liabilities, results of operations and cash flows attributable to the Merchant Business that were contributed to Worldpay prior to the consummation of the Transaction.
•Each Transferring Entity’s historical operations, including its results of operations, and cash flows have been fully reflected in these condensed combined financial statements.
•In January 2024, the Issuer Solutions business, which was previously included in the Transferring Entities, was transferred to FIS and was retained by FIS subsequent to the Transaction. Consequently, the Issuer Business is not included in the condensed combined financial statements and the transfer to FIS is presented through transfers to Parent, net on the condensed combined statement of equity.

The Worldpay Business has historically functioned together with the other businesses controlled by FIS. Accordingly, the Worldpay Business relied on FIS’ corporate and other support functions for its business. Therefore, certain corporate and shared costs have been allocated to the Worldpay Business including:

•Expenses related to FIS support functions that are provided on a centralized basis within FIS, including expenses for facilities, executive oversight, treasury, finance, legal, human resources, shared services, compliance, procurement, information technology and other corporate functions.
•These expenses have been allocated to the Worldpay Business based on a specific identification basis or when specific identification is not practicable, a proportional cost allocation method primarily based on revenue or directly identifiable actual costs, depending on the nature of the services.
•Share-based compensation and other employee-related expense.

Management believes these cost allocations are a reasonable reflection of the utilization of services provided to, or the benefit derived by, the Worldpay Business during the period presented, though the allocations may not be indicative of the actual costs that would have been incurred had the Worldpay Business operated as a standalone company. Actual costs that may have been incurred if the Worldpay Business had been a standalone company would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by the Worldpay Business’ employees, and strategic decisions made in areas such as selling and marketing, research and development, information technology and infrastructure.

Following the Transaction, certain functions that FIS provided to the Worldpay Business prior to the Transaction will be performed using Worldpay’s own resources or third-party service providers, other than certain functions that will be provided for a limited time pursuant to the transition services agreement (See Note 17 Related Party Transactions).

Income tax expense and deferred tax balances in the condensed combined financial statements have been calculated on a separate tax return basis. The Worldpay Business’ operations are included in the tax returns of FIS and its subsidiaries, including the Transferring Entities and the respective FIS entities of which the Worldpay Business’ business was a part. In the future, as a standalone entity, Worldpay will file tax returns on its own behalf, and its deferred taxes and effective income tax rate may differ from those in the historical periods.

Prior to the Transaction, FIS generally utilized a centralized approach to cash management and the financing of its operations. Cash generated by the Worldpay Business was routinely transferred into accounts managed by FIS’ centralized treasury function, and cash disbursements for the Worldpay Business’ operations were funded as needed by FIS. Balances held by the Transferring Entities with FIS for cash transfers and loans are reflected as due from affiliates and due to affiliates. All other cash, cash equivalents, short-term investments and related transfers between FIS and the Worldpay Business are generally held centrally through accounts controlled and maintained by FIS and are not specifically identifiable to the Worldpay Business. Accordingly, such balances have been accounted for through net Parent investment. FIS’ third-party debt and related interest expense have not been attributed to the Worldpay Business because the Worldpay Business is not the legal obligor of the debt and the borrowings are not specifically identifiable to the Worldpay Business.
As the separate legal entities that make up the Worldpay Business were not historically held by a single legal entity, net Parent investment is shown in lieu of shareholders’ equity in these condensed combined financial statements. Net Parent investment represents FIS’ interest in the recorded assets of the Worldpay Business and the cumulative investment by FIS in the Worldpay Business through the periods presented, inclusive of operating results.
All intercompany transactions and accounts within the Transferring Entities have been eliminated. For the Transferring Entities, transactions with FIS affiliates are included in the condensed combined statement of income, and related balances are reflected as due to affiliates and due from affiliates. Other balances between the Worldpay Business and FIS are considered to be effectively settled in the condensed combined financial statements at the time the transactions are recorded as they have not been historically settled in cash and were not settled in cash in connection with the Transaction. The total net effect of these intercompany transactions is reflected in the condensed combined statement of equity in net Parent investment and in the condensed combined statement of cash flows within financing activities and in the condensed combined statement of equity as transfers to Parent, net.
As a result of the allocations and carve out methodologies used to prepare these condensed combined financial statements, these results may not be indicative of the Worldpay Business’ future performance, and may not reflect the results of operations, financial position, and cash flows had the Worldpay Business been a separate, standalone company during the period presented.
Successor

The three and nine month periods ended September 30, 2025, and the three and eight month periods ended September 30, 2024, are referred to as the "Successor" periods. The Successor periods reflect the costs and activities as well as the recognition of assets and liabilities at their fair values pursuant to the election of pushdown accounting. The results of operations, financial position, cash flows, and other financial information for the Successor periods are not comparable to the Predecessor period.
These condensed consolidated financial statements for the Successor periods have been prepared on a standalone basis excluding the results of our controlling entity, GTCR W Aggregator LP, which, following the Transaction, maintains a majority of the ownership interests in the Company. The Company’s condensed consolidated financial statements reflect the Transaction that occurred on January 31, 2024, the fair market value of our assets and liabilities for Worldpay Holdco, LLC and consolidated subsidiaries, and goodwill and identified intangible assets recognized at the time of the Transaction. In addition, the Company's condensed consolidated financial statements reflect activity that occurred within GTCR W Aggregator LP subsidiaries prior to January 31, 2024 and were merged into Worldpay Holdco, LLC as part of the Transaction. Prior to the Transaction, the Company was a wholly owned subsidiary of FIS and our results were consolidated within the consolidated financial statements of FIS.

Use of estimates

The preparation of the condensed combined and consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the fair value of customer relationships, acquired software, and trademarks in accordance with purchase price accounting, and the evaluation of potential impairment of intangible assets.

The Company’s results of operations and financial condition can also be affected by economic, political, legislative, regulatory, and legal actions. Economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, and government fiscal policies can have a significant effect on the Company’s results of operations and financial condition. While the Company maintains reserves for anticipated liabilities and carries various levels of insurance, the Company could be affected by civil, criminal, regulatory or administrative actions, claims or proceedings.
These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors deemed appropriate. As facts and circumstances dictate, these estimates and assumptions may be adjusted. Since future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, will be reflected in the condensed combined and consolidated financial statements in the periods the estimates are changed.
(3)Summary of Significant Accounting Policies
The following describes the significant accounting policies of the Company used in preparing the accompanying condensed combined and consolidated financial statements.
(a)Cash and Cash Equivalents
The Company considers all cash on hand, money market funds and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash on hand includes funds used for settlement activity (see Note 3(b) Settlement Assets for further discussion).
The Company records restricted cash in captions other than cash and cash equivalents in the condensed consolidated balance sheets. The reconciliation between cash and cash equivalents in the condensed consolidated balance sheets and cash, cash equivalents and restricted cash per the condensed consolidated statements of cash flows is as follows (in millions):

	September 30, 2025	September 30, 2024
	Successor	Successor
Cash and cash equivalents on the condensed consolidated balance sheets	$ 2,278.3	$ 2,403.6
Merchant float (within settlement assets)	2,964.8	3,022.5
Total Cash, cash equivalents and restricted cash per the condensed consolidated statements of cash flows	$ 5,243.1	$ 5,426.1

(b)Settlement Assets
The principal components of the Company's settlement assets on the condensed consolidated balance sheets are as follows (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
Settlement assets
Merchant float	$ 2,964.8	$ 2,076.5
Settlement receivables	1,214.9	1,340.7
Total Settlement assets	$ 4,179.7	$ 3,417.2

(c)Goodwill
During the Successor periods ended September 30, 2025 and 2024, and the Predecessor period ended January 31, 2024, no goodwill impairments were recognized.

(d)Long-lived assets
During the Successor periods ended September 30, 2025 and 2024, and the Predecessor period ended January 31, 2024, no long-lived asset impairments were recognized.
(e)Intangible Assets, net
The Company has intangible assets that consist primarily of customer relationships and trademarks (i.e., a collective term for trademarks, trade names, and related intellectual property rights) that were recorded in connection with the Transaction and other acquisitions at their fair value based on the results of valuation analyses. Customer relationships and trademarks acquired in business combinations are generally valued using the multi-period excess earnings method and the relief-from-royalty method, which are Level 3-type measurements. Customer relationships are amortized over their estimated useful lives using either the straight-line method or an accelerated method up to a 12-year period. Trademarks with finite lives are amortized using the straight-line method up to five years. Intangible assets with finite lives are reviewed for impairment following the same approach as long-lived assets.
(f)Software, net
During the Successor periods ended September 30, 2025 and 2024, and the Predecessor period ended January 31, 2024, no software asset impairments were recognized.
(g)Income Taxes
The Company’s global effective tax rate was (4.1)% and (60.5)% for the three month Successor periods ended September 30, 2025 and 2024, respectively, (16.9)% and (31.2)% for the nine and eight month Successor periods ended September 30, 2025 and 2024, respectively, and 17.1% for the Predecessor period ended January 31, 2024.
(h) Stock-Based Compensation Plans
For the three month Successor periods ended September 30, 2025 and 2024, the Company recognized $15.4 million and $19.7 million, respectively, of stock-based compensation expense associated with the awards within the cost of revenue and selling, general and administrative lines of the Company's condensed combined and consolidated statements of (loss) income. For the nine and eight month Successor periods ended September 30, 2025 and 2024, and the one month Predecessor period ended January 31, 2024, the Company recognized $49.2 million, $40.9 million, and $6.0 million, respectively, of stock-based compensation expense.
(i)Net Parent Investment

In the Predecessor period, net Parent investment in the condensed combined statement of equity represents FIS' historical investment in the Worldpay Business and includes accumulated net earnings (loss) after taxes and the net effect of transactions with and cost allocations from FIS.
(j)    New Accounting Pronouncements and Policies
In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” This guidance requires consistent categories and greater disaggregation of information in the rate reconciliation and disclosures of income taxes paid by jurisdiction. This amendment is effective for the Company's fiscal year ending December 31, 2026, but the Company plans to adopt as of December 31, 2025. The Company is currently assessing the impact of this guidance on our disclosures.

In November 2024, the FASB issued ASU 2024-03, "Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses." The amendments in ASU 2024-03 require entities to disclose specified information about certain costs and expenses. This amendment is effective for the Company’s annual reporting period beginning on January 1, 2027, with early adoption permitted. The Company is currently assessing the impact of this guidance on our disclosures.

In September 2025, the FASB issued ASU No. 2025-06, “Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software.” The updated guidance requires that an entity capitalize internal-use software costs when both: 1) management has authorized and committed to the funding of the software project, and 2) it is probable that the project will be completed, and the software will be used to perform its intended function. This amendment is effective for the Company's annual reporting period beginning on January 1, 2028, with early adoption permitted. The Company is currently assessing the impact of this guidance on our condensed combined and consolidated financial statements.

No other new accounting pronouncement issued or effective during the period had, or is expected to have, a material impact on the Company's condensed combined and consolidated financial statements.

(4)Acquisitions
GTCR Acquisition
As discussed in Note 1 Background and Nature of Operations, on January 31, 2024, GTCR and FIS consummated the transaction contemplated by the Purchase and Sale Agreement dated July 5, 2023, pursuant to which GTCR acquired from FIS 55% of the limited liability company interests in Worldpay. The Transaction was funded with approximately $5.7 billion in proceeds from the issuance of EUR and USD denominated term loans with varying interest rates, approximately $2.9 billion in proceeds from the issuance of bonds with varying coupon rates, and approximately $5.3 billion in equity financing.
The Transaction constitutes a business combination as defined by ASC Topic 805, Business Combinations ("ASC 805"). In accordance with ASC 805 and our business combinations accounting policy, we estimated the fair values of our net tangible and intangible assets acquired and liabilities assumed, and the excess of the consideration transferred over the aggregate of such fair values was recorded as goodwill, none of which is deductible for tax purposes. Goodwill is attributable primarily to the workforce acquired and growth opportunities, none of which qualify to be recognized as separately identifiable intangible assets. The estimated fair values of the identifiable intangible assets acquired are based on valuations performed by third-party specialists, which utilized various acceptable valuation methodologies and required application of internally-developed assumptions.
The aggregate purchase consideration under ASC 805 is approximately $18,080.9 million and includes the fair value of FIS' noncontrolling interest of approximately $4,211.2 million, which was determined using a market-based approach. The aggregate purchase consideration for the Transaction is as follows (in millions):

Debt-financed cash consideration	$ 8,623.3
Equity-financed cash consideration	5,256.6
Stock based compensation	32.0
Fair value of noncontrolling interest	4,211.2
Consideration attributable to deferred close entity	(42.2)
Total purchase consideration	$ 18,080.9

The following table summarizes the allocation of aggregate purchase consideration based on the fair values of the tangible and intangible assets acquired and liabilities assumed (in millions):

Amounts Recognized as of the Acquisition Date (As Adjusted)
Current assets:
Cash and cash equivalents	$ 2,293.2
Settlement assets	2,822.8
Trade receivable	1,600.9
Prepaid expenses and other current assets	355.1
Noncurrent assets:
Property and equipment	174.5
Software	1,134.4
Intangible assets	9,100.1
Other noncurrent assets	352.3
Current liabilities:
Accounts payable, accrued and other liabilities	(972.4)
Settlement payable	(3,627.7)
Long-term liabilities:
Deferred tax liabilities	(636.7)
Other long-term liabilities	(574.5)
Total Net Assets Acquired	$ 12,022.0
Goodwill	$ 6,058.9

During the three and nine month Successor periods ended September 30, 2025 the Company recognized measurement period adjustments of $— million and $15.3 million, respectively, which were primarily related to settlement assets. During the three and eight month Successor periods ended September 30, 2024, the Company recognized measurement period adjustments of $710.8 million and $20.3 million, respectively, which were primarily related to changes in the valuation of intangible assets and deferred tax assets.
The purchase consideration allocated to settlement assets of $2,822.8 million includes $1,733.9 million of merchant float within the condensed consolidated balance sheets. The merchant float balance is classified as cash, cash equivalents, and restricted cash on the condensed consolidated statements of cash flows.
The above fair values of assets acquired and liabilities assumed are based on the information that was available as of the reporting date. The fair values of the assets acquired and liabilities assumed were determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, future expected cash flows, and other future events that are judgmental and subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement of the fair value hierarchy as defined in ASC 820, Fair Value Measurement (“ASC 820”). The Company believes that the information provides a reasonable basis for estimating the fair values of the acquired assets and assumed liabilities. The Company finalized the purchase price allocation as of January 31, 2025.
The acquired identifiable intangible assets consist of customer relationships, developed technology, and trademarks with weighted average estimated useful lives of 10.1 years, 5.0 years, and 5.0 years, respectively, and as of the Transaction closing date were estimated to have fair values of approximately $8,800.1 million, $1,134.4 million, and $300.0 million, respectively.
Prior to the Transaction, our employees held 0.7 million RSUs, 0.5 million PSUs, and 0.3 million Options issued under FIS incentive plans. The RSUs and PSUs were converted into restricted cash awards subject to substantially the same terms as were effective prior to the Transaction, other than any performance-based vesting or price protection terms, which ceased to apply. Award vesting will only continue for those former FIS grantees who are employees of Worldpay following the Transaction. The Options were unmodified in the Transaction and therefore remain outstanding as FIS options and an assumed liability of Worldpay. Of the awards’ aggregate post-conversion fair value of $82.2 million, $32.0 million was accounted for as purchase consideration for the Transaction and $50.2 million is expected to be accounted for as post-combination stock-based compensation over the awards’ respective requisite service periods.

Acquisition-related costs associated with the Transaction were a credit of $1.0 million during the three month Successor period ended September 30, 2024, and $156.6 million of expense during the eight month Successor period ended September 30, 2024, and were recorded within selling, general and administrative expenses on the condensed consolidated statements of (loss) income. There were no acquisition costs associated with the Transaction during the three and nine month Successor periods ended September 30, 2025.
FIS recorded $91.0 million of transaction expenses that related to legal, banking, and change in control payments. These expenses were contingent on the Transaction closing and were recognized "on the line" for purposes of these condensed combined and consolidated financial statements. Therefore, these expenses are not reflected in the Predecessor or Successor statements of (loss) income and comprehensive (loss) income.
Ravelin
On February 21, 2025, the Company purchased 100% of the outstanding equity of Ravelin Technology Ltd for cash consideration of $151.8 million to enhance the Company's fraud detection capabilities (the "Ravelin Acquisition").

The Ravelin Acquisition constitutes a business combination as defined by ASC 805. In accordance with ASC 805 and our business combinations accounting policy, we estimated the fair values of our net tangible and intangible assets acquired and liabilities assumed, and the excess of the consideration transferred over the aggregate of such fair values was recorded as goodwill, none of which is deductible for tax purposes. Goodwill is attributable primarily to the workforce acquired and growth opportunities, none of which qualify to be recognized as separately identifiable intangible assets. The estimated fair values of the identifiable intangible assets acquired are based on valuations performed by third-party specialists, which utilized various acceptable valuation methodologies and required application of internally-developed assumptions.
The following table summarizes the preliminary allocation of aggregate purchase consideration based on the preliminary fair values of the tangible and intangible assets acquired and liabilities assumed (in millions):

Amounts Recognized as of the Acquisition Date (As Adjusted)
Current assets:
Cash and cash equivalents	$ 3.3
Trade receivable	4.2
Prepaid expenses and other current assets	5.6
Noncurrent assets:
Property and equipment	0.1
Software	29.9
Intangible assets	20.0
Other noncurrent assets	1.6
Current liabilities:
Accounts payable, accrued and other liabilities	(11.2)
Long-term liabilities:
Deferred tax liabilities	(8.7)
Other long-term liabilities	(1.6)
Total Net Assets Acquired	$ 43.2
Goodwill	$ 108.6

During the three and nine month Successor periods ended September 30, 2025, the Company recognized measurement period adjustments of a decrease of $0.6 million and an increase of $8.7 million, respectively, which were primarily related to deferred tax liabilities and intangible assets.

The above fair values of assets acquired and liabilities assumed are preliminary and are based on the information that was available as of the reporting date. The fair values of the assets acquired and liabilities assumed were preliminarily determined using the income and cost approaches. In many cases, the determination of the fair values required estimates about discount rates, future expected cash flows, and other future events that are judgmental and subject to change. The fair value measurements were primarily based on significant inputs that are not observable in the market and thus represent a Level 3 measurement of the fair value hierarchy as defined in ASC 820. The Company believes that the information provides a preliminary reasonable basis for estimating the fair values of the acquired assets and assumed liabilities, but the potential for measurement period adjustments exists based on the continuous review of matters related to the acquisition, which may occur up to one year from the acquisition date. The Company expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the acquisition date.
The preliminary acquired identifiable intangible assets of Ravelin consist of customer relationships, developed technology, and trade name with weighted average estimated useful lives of 8.0 years, 3.0 years, and 3.0 years, respectively, and as of the Ravelin Acquisition closing date were estimated to have fair values of approximately $19.4 million, $29.9 million, and $0.6 million, respectively.
Preliminary acquisition-related costs associated with the Ravelin Acquisition were $— million and $4.5 million, respectively, of expense during the three and nine month Successor periods ended September 30, 2025, and were recorded within selling, general and administrative expenses on the condensed consolidated statements of (loss) income. Additionally, the Company recognized $1.8 million of preliminary acquisition-related costs associated with the Ravelin Acquisition in the eleven month Successor period ended December 31, 2024.
RealNet
On March 31, 2025, the Company purchased 100% of the outstanding equity of RealNet Payments, LLC ("RealNet") from FIS. The cash consideration of $42.2 million was transferred to FIS as part of the Transaction, but the closing was deferred until March 31, 2025. Substantially all of the acquired assets and assumed liabilities were cash and cash equivalents of $40.1 million, settlement assets of $1,375.7 million, and settlement liabilities of $1,375.7 million. The Company recognized $4.4 million of goodwill for RealNet. The Company expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the acquisition date.
During the three and nine month Successor periods ended September 30, 2025, the Company recognized measurement period adjustments of an increase of $0.7 million and an increase of $0.4 million, respectively, which were primarily related to accounts payable, accrued and other liabilities.
(5)Revenue
Disaggregation of Revenue
In the following table, revenue is disaggregated by primary geographical market and type of revenue.
Revenue for the three month Successor periods ended September 30, 2025 and 2024, the nine and eight month Successor periods ended September 30, 2025 and 2024, and the one month Predecessor period ended January 31, 2024, are as follows (in millions):

	Three Months Ended	Three Months Ended
	September 30, 2025	September 30, 2024
	Successor	Successor
Primary Geographical Markets:
North America	$ 892.2	$ 848.9
All Others	459.0	399.1
Total	$ 1,351.2	$ 1,248.0
Types of Revenue:
Recurring revenue:
Transaction processing	$ 1,293.2	$ 1,206.6
Other recurring	51.7	39.0
Total recurring	1,344.9	1,245.6
Other non-recurring fees	6.3	2.4
Total	$ 1,351.2	$ 1,248.0

	Nine Months Ended	Eight Months Ended	One Month Ended
	September 30, 2025	September 30, 2024	January 31, 2024
	Successor	Successor	Predecessor
Primary Geographical Markets:
North America	$ 2,828.1	$ 2,391.2	$ 267.5
All Others	1,290.9	1,037.5	131.5
Total	$ 4,119.0	$ 3,428.7	$ 399.0
Types of Revenue:
Recurring revenue:
Transaction processing	$ 3,950.1	$ 3,316.6	$ 392.0
Other recurring	150.9	103.6	7.0
Total recurring	4,101.0	3,420.2	399.0
Other non-recurring fees	18.0	8.5	—
Total	$ 4,119.0	$ 3,428.7	$ 399.0

(6)Mezzanine Equity
Subsequent adjustments to the Class A units are remeasured to their redemption amount subject to a floor of the initial measurement for the three month Successor periods ended September 30, 2025 and 2024, and the nine and eight month Successor periods ended September 30, 2025 and 2024, respectively, are as follows (in millions, except units):

	Three Months Ended
	September 30, 2025
	Successor
	Carrying Amount	Units Outstanding
Balance at June 30, 2025	$ 10,277.5	9,507,189
Tax distributions to investors	(89.2)	N/A
Adjustments to maximum redemption value	198.6	N/A
Balance at September 30, 2025	$ 10,386.9	9,507,189

	Three Months Ended
	September 30, 2024
	Successor
	Carrying Amount	Units Outstanding
Balance at June 30, 2024	$ 9,756.9	9,503,242
Issuances	0.2	300
Tax distributions to investors	(23.0)	N/A
Adjustments to maximum redemption value	190.5	N/A
Balance at September 30, 2024	$ 9,924.6	9,503,542

	Nine Months Ended
	September 30, 2025
	Successor
	Carrying Amount	Units Outstanding
Balance as of January 1, 2025	$ 10,019.3	9,503,542
Issuances	3.7	3,647
Tax distributions to investors	(226.9)	N/A
Adjustments to maximum redemption value	590.8	N/A
Balance at September 30, 2025	$ 10,386.9	9,507,189

	Eight Months Ended
	September 30, 2024
	Successor
	Carrying Amount	Units Outstanding
Balance as of January 31, 2024	$ 5,980.0	9,499,692
Issuances	2.5	3,850
Tax distributions to investors	(88.5)	N/A
Adjustments to maximum redemption value	4,030.6	N/A
Balance at September 30, 2024	$ 9,924.6	9,503,542

(7)Capital Stock
Under the Company's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), the Company is authorized to issue unlimited Class A preferred stock units, unlimited Class B units, unlimited Class C units, unlimited Class D units, 100 Class E-1 units, 100 Class E-2 units and 100 Class E-3 units with no par value per share.
Classes of Units

As of September 30, 2025, there are 9,507,189 Class A units, 9,506,959,210 Class B units, 353,971,237 Class C units and 343,394,778 Class D units outstanding. As of December 31, 2024, there were 9,503,542 Class A units, 9,503,542,072 Class B units, 355,939,470 Class C units and 345,500,248 Class D units outstanding.

As part of its stock compensation plans, the Company has 7,401,408 Class C phantom units and 7,401,408 Class D phantom units outstanding as of September 30, 2025 that have the same interest in future profits as Class C and Class D units, respectively. As of December 31, 2024, there were 6,435,780 Class C phantom units and 6,435,780 Class D phantom units outstanding.
As of September 30, 2025 and December 31, 2024, there are 300 Class E units outstanding.

(8)Software, net
Software, net, as of September 30, 2025 and December 31, 2024, consist of the following (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
Capitalized software development costs	$ 1,835.7	$ 1,440.1
Purchased software	219.0	156.7
	2,054.7	1,596.8
Less accumulated amortization on:
Capitalized software development costs	(429.5)	(207.4)
Purchased software	(55.2)	(15.8)
	(484.7)	(223.2)
Total software, net	$ 1,570.0	$ 1,373.6

Amortization expense for software was $92.6 million and $61.9 million, respectively, for the three month Successor periods ended September 30, 2025 and 2024, and was $259.2 million and $159.6 million, respectively, for the nine and eight month Successor periods ended September 30, 2025 and 2024, and $27.1 million for the one month Predecessor period ended January 31, 2024.

(9)Goodwill
Changes in goodwill during the nine month Successor period ended September 30, 2025, are summarized below (in millions):

Nine Months Ended
September 30, 2025
Successor
Balance, January 1, 2025	$ 6,006.4
Ravelin acquisition	108.6
RealNet acquisition	4.4
Foreign currency adjustments	156.1
Measurement period adjustments	16.2
Balance, September 30, 2025	$ 6,291.7

(10)Intangible Assets, net
Intangible assets, net, as of September 30, 2025 and December 31, 2024, consist of the following (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
Customer relationships	$ 8,976.8	$ 8,757.4
Trade name	306.4	298.4
Other	10.0	9.5
	9,293.2	9,065.3
Less accumulated amortization on:
Customer relationships	(1,937.6)	(1,078.9)
Trade name	(102.0)	(54.7)
Other	(3.9)	(1.0)
	(2,043.5)	(1,134.6)
Intangible assets, net	$ 7,249.7	$ 7,930.7

Amortization expense for intangibles was $291.8 million and $236.8 million, respectively, for the three month Successor periods ended September 30, 2025 and 2024, $876.0 million and $827.3 million, respectively, for the nine and eight month Successor periods ended September 30, 2025 and 2024, and $99.0 million for the Predecessor period ended January 31, 2024.
(11)Accounts Payable, Accrued and Other Liabilities
Accounts payable, accrued and other liabilities as of September 30, 2025 and December 31, 2024 consist of the following (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
Trade accounts payable and other accrued liabilities	$ 1,041.2	$ 1,123.2
Accrued taxes	161.9	114.9
Salaries and incentives	120.6	114.9
Accrued benefits and payroll taxes	44.7	34.7
Declared but unpaid tax distributions	75.7	85.9
Operating lease liabilities	27.9	22.6
Tax receivable agreement liability	—	12.7
Total Accounts payable, accrued and other liabilities	$ 1,472.0	$ 1,508.9

(12)Investments
Visa Europe and Contingent Value Rights ("CVR")
The Company has certain assets and liabilities related to the June 2016 Worldpay Group plc (“Legacy Worldpay”) disposal of its ownership interest in Visa Europe to Visa Inc. As part of the disposal, Legacy Worldpay received proceeds from Visa Inc. in the form of cash (“cash consideration”) and convertible preferred stock (“preferred stock”), the value of which may be reduced by losses incurred relating to ongoing interchange-related litigation involving Visa Europe. The preferred stock becomes convertible into Visa Inc. Class A common stock (“common stock”) in stages as determined by Visa Inc. in accordance with the relevant transaction documents pertaining to the aforementioned disposal of the Visa Europe ownership interest. The preferred stock becomes fully convertible no later than 2028 (subject to a holdback to cover any pending claims). Also in connection with the disposal and pursuant to the terms of an amendment executed on September 17, 2020, Legacy Worldpay agreed to pay former Legacy Worldpay owners 90% of the net-of-tax proceeds from the disposal, known as contingent value rights, which is recorded as a liability (“CVR liability”) on the condensed consolidated balance sheet.

The Company has elected the fair value option under ASC Topic 825, Financial Instruments (“ASC 825”), for measuring its preferred stock asset and CVR liability. The fair value of the preferred stock was $48.3 million and $68.1 million at September 30, 2025 and December 31, 2024, respectively, recorded in other noncurrent assets on the condensed consolidated balance sheets. The fair value of the CVR liability was $375.9 million and $370.1 million at September 30, 2025 and December 31, 2024, respectively, recorded in other long-term liabilities on the condensed consolidated balance sheets. Pursuant to ASC 825, the Company remeasures the fair value of the preferred stock and CVR liability each reporting period. The net change in fair value was $— million and a decrease of $12.7 million for the three months ended September 30, 2025 and 2024, respectively. The net change in fair value was a decrease of $10.3 million and an increase of $28.7 million for the nine and eight months ended September 30, 2025 and 2024, respectively, and was not material for the one month Predecessor period ended January 31, 2024. The financial impact is recorded in other income (expense), net on the condensed combined and consolidated statements of (loss) income.
During the three and nine month periods ended September 30, 2025, Visa Inc. released a portion of the aforementioned preferred stock which was then converted to common stock. The Company sold the common stock for $46.5 million. Subsequent to September 30, 2025, the Company paid the former Legacy Worldpay owners 90% of the net-of-tax proceeds and net-of-tax dividends received since the previous conversion, totaling $32.2 million. The sale of Visa common stock was recorded as a reduction of the CVR asset and CVR liability as of September 30, 2025, and is reflected within investing activities on the consolidated statement of cash flows for the nine months ended September 30, 2025.
During the three and eight month periods ended September 30, 2024, Visa Inc. released a portion of the aforementioned preferred stock which was then converted to common stock. The Company sold the common stock for $180.0 million and paid to the former Legacy Worldpay owners 90% of the net-of-tax proceeds and net-of-tax dividends received since the previous conversion, totaling $124.3 million. The sale of Visa common stock and related payment to the former Legacy Worldpay owners during the three months ended September 30, 2024 was recorded as a reduction of the CVR asset and CVR liability, respectively, as of September 30, 2024, and was reflected within investing activities and financing activities, respectively, on the consolidated statement of cash flows for the eight months ended September 30, 2024.
The estimated fair value of the preferred stock and related component of the CVR liability are determined using Level 3-type measurements. Significant inputs into the valuation of the preferred stock include the Visa Inc. Class A common stock price per share and the conversion ratio, which are observable, as well as the expected timing of future preferred stock releases for conversion into common stock and an estimate of the potential losses that will result from the ongoing litigation involving Visa Europe, which are unobservable. The estimated fair value of the cash consideration component of the CVR liability is determined using Level 3-type measurements, utilizing a discount rate based on the bond yield for Worldpay's credit rating and remaining payment term as the significant unobservable input.

(13)Long-term Debt
As of September 30, 2025 and December 31, 2024, the Company's long-term debt consists of the following (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
USD Term Loan, maturing in January 2031(1)	$ 5,161.1	$ 5,187.0
EUR Term Loan, maturing in January 2031(2)	582.4	518.1
USD Secured Notes, maturing in January 2031(3)	2,175.0	2,175.0
GBP Secured Notes, maturing in January 2031(4)	806.5	752.2
Revolving credit facility, expiring in January 2029(5)	—	—
Settlement line of credit, expiring in April 2026(6)	—	—
Settlement line of credit, expiring in April 2026(7)	—	—
Backstop settlement facility, expired in December 2024(8)	—	—
Less: Current portion of long-term debt	(57.7)	(57.2)
Less: Debt issuance costs and original issue discount	(296.6)	(334.3)
Long-term Debt	$ 8,370.7	$ 8,240.8
    _____________________

(1)
Interest at a variable base rate (Secured Overnight Financing Rate, "SOFR") plus a spread rate (200 basis points) (total rate of 6.00% at September 30, 2025, and amortizing on a basis of 0.25% per quarter (June 2025 through December 2030) with a balloon payment due at maturity.

(2)
€496.3 million principal outstanding at September 30, 2025, translated to U.S. dollars at a spot rate of $1.1737 U.S. dollars per Euro at September 30, 2025. Interest at a variable base rate (EURIBOR) plus a spread rate (225 basis points) (total rate of 4.25% at September 30, 2025) and amortizing on a basis of 0.25% per quarter (June 2025 through December 2030) with a balloon payment due at maturity.

(3)	$2,175.0 million secured notes with interest payable semi-annually at a fixed rate of 7.50% and principal due upon maturity.
(4)
£600.0 million secured notes with interest payable semi-annually at a fixed rate of 8.50% and principal due upon maturity. The spot rate of $1.3442 U.S. dollars per Pound Sterling at September 30, 2025, was used to translate the Sterling-denominated notes to U.S. dollars.

(5)	Available credit facility of approximately $1,196.8 million borrowing interest at a variable base rate.
(6)	Available settlement line of credit of $200.0 million borrowing interest at a variable base rate available to facilitate settlement requirements.
(7)	Available settlement line of credit of $500.0 million borrowing interest at a variable base rate available to facilitate settlement requirements.
(8)
Available backstop settlement facility of $300.0 million for August 1, 2024 - December 31, 2024, based on a variable interest rate. The Company did not borrow under the backstop facility during the eleven month Successor period ended December 31, 2024 and the facility has expired.

On April 29, 2025, the Company entered into certain amendments to each of the Company's $500.0 million and $200.0 million Settlement Line Credit Agreements which provide for extensions from April 29, 2025 to April 28, 2026 for the $500.0 million Settlement Line Credit Agreement and from April 29, 2025 to April 29, 2026 for the $200.0 million Settlement Line Credit Agreement. All material terms of the Settlement Line Credit Agreements remain substantially the same.
On February 3, 2025, the Company entered into an Amendment No. 2 (the "Amendment No. 2") to its original Credit Agreement dated January 31, 2024 (the "Credit Agreement") and subsequently amended on August 1, 2024, which provides for a 0.50% reduction in the interest rate applicable to the USD term loan and a 0.25% reduction in the interest rate applicable to the EUR term loan. In addition, this Amendment No. 2 provides a 0.50% reduction in the interest rate applicable to borrowings under the revolving credit facility. All other terms of the Credit Agreement remained substantially the same. Certain lenders were repaid and replaced with new lenders. The proceeds and repayments of $336.4 million are presented in the financing activities section in the accompanying condensed consolidated statements of cash flows.

As a result of the Amendment No. 2, the Company expensed approximately $— million and $12.4 million, respectively, of unamortized deferred financing fees and original issue discount during the three and nine month Successor periods ended September 30, 2025, within other income (expense), net on the condensed consolidated statements of (loss) income. In addition, the Company capitalized approximately $6.9 million of financing fees within long-term debt on the condensed consolidated balance sheets related to the Amendment No. 2 that will be amortized under the effective interest method.
On August 1, 2024, the Company entered into an Amendment No. 1 (the "Amendment No. 1") to its Credit Agreement, which provided for a 0.50% reduction in the interest rate applicable to USD term loan borrowings, EUR term loan borrowings, and borrowings under the revolving portion of the Credit Agreement. The Amendment No.1 also increased the capacity of the revolving credit facility from $1.0 billion to approximately $1.2 billion. All other terms of the Credit Agreement remained substantially the same. Certain lenders were repaid and replaced with new lenders. The proceeds and repayments of $567.5 million were presented in the financing activities section in the accompanying condensed combined and consolidated statement of cash flows.
As a result of the Amendment No. 1, the Company expensed approximately $18.7 million of unamortized deferred financing fees and original issue discount during the three and eight month periods ended September 30, 2024 within other income (expense), net on the condensed combined and consolidated statement of (loss) income. In addition, the Company capitalized approximately $10.8 million of financing fees within long-term debt on the consolidated balance sheet related to the Amendment No.1 that were amortized under the effective interest method.
As of September 30, 2025 and December 31, 2024, there were no borrowings under the Company's revolving credit facilities.
Guarantees and Security
The Company’s debt obligations at September 30, 2025 and December 31, 2024, are unconditionally guaranteed by Boost Newco Guarantor, LLC, ("Guarantor"), a subsidiary of the Company and parent company to Boost Newco Borrower, LLC ("Borrower"), and certain of Guarantor's existing subsidiaries. The debt and related guarantees are secured on a first-priority basis by a lien on substantially all the tangible and intangible assets of the Company and the aforementioned subsidiaries and personal property of Guarantor and any obligors under the Credit Agreement.
Covenants
There are certain financial and non-financial covenants contained in some of the Company's debt agreements. The financial covenants require maintenance of certain leverage and interest coverage ratios. As of September 30, 2025, the Company was in compliance with these financial covenants.
(14)Derivatives
Cash Flow Hedges of Interest Rate Risk
The following table presents the Company's interest rate swaps designated as cash flow hedges entered into to manage fluctuations in interest rates as of September 30, 2025 and December 31, 2024 (in millions):

Successor
	Notional Value	Exposure Periods
Interest rate swap	$ 3,600	March 2024 to March 2026
Interest rate swap	840	March 2024 to March 2027
Total	$ 4,440

The Company does not offset derivative positions in the accompanying condensed consolidated financial statements. The table below presents the fair value of the Company’s derivative financial instruments designated as cash flow hedges included within the accompanying condensed consolidated balance sheets (in millions):

		Successor
	Condensed Consolidated Balance Sheet Location	September 30, 2025	December 31, 2024
Interest rate contracts	Prepaid expenses and other current assets	$ —	$ 2.2
Interest rate contracts	Other noncurrent assets	—	0.1
Interest rate contracts	Accounts payable, accrued and other liabilities	20.4	20.9
Interest rate contracts	Other long-term liabilities	4.7	9.4
As of September 30, 2025, the Company estimates that $20.4 million will be reclassified from accumulated other comprehensive loss as an increase to interest expense during the next 12 months as the hedged forecasted transactions occur. Any ineffectiveness associated with such derivative instruments will be recorded immediately as interest expense in the accompanying condensed consolidated statements of (loss) income.
The tables below present the pre-tax effect of the Company’s interest rate contracts on the accompanying condensed consolidated statements of comprehensive (loss) income for the three month Successor periods ended September 30, 2025 and 2024, and the nine and eight month Successor periods ended September 30, 2025 and 2024 (in millions):

	Three Months Ended	Three Months Ended
	September 30, 2025	September 30, 2024
Derivatives in cash flow hedging relationships:	Successor	Successor
Amount of gains (losses) recognized in OCI (effective portion)	$ 0.8	$ (65.1)
Amount of gains reclassified from OCI into earnings (effective portion)	4.7	16.5
Amount of gain recognized in earnings (1)	—	—

	Nine Months Ended	Eight Months Ended
	September 30, 2025	September 30, 2024
Derivatives in cash flow hedging relationships:	Successor	Successor
Amount of (losses) gains recognized in OCI (effective portion)	$ (5.5)	$ 11.2
Amount of gains reclassified from OCI into earnings (effective portion)	14.6	32.5
Amount of gain recognized in earnings (1)	—	—
______________________
(1) Amount represents hedge ineffectiveness.

(15)Fair Value Measurements
The following tables summarize assets and liabilities of the Company, measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024 (in millions):

	September 30, 2025
	Successor
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Assets:
Equity security investments	$ —	$30.0	$ —
CVR	—	—	48.3
Liabilities:
Interest rate contracts	$ —	$ 25.1	$ —
CVR	—	—	375.9

	December 31, 2024
	Successor
	Fair Value Measurements Using
	Level 1	Level 2	Level 3
Assets:
Interest rate contracts	$ —	$ 2.3	$ —
Equity security investments	—	30.0	—
CVR	—	—	68.1
Liabilities:
Interest rate contracts	$ —	$ 30.3	$ —
CVR	—	—	370.1

The following table summarizes carrying amounts and estimated fair values for the Company's financial instrument liabilities that are not reported at fair value in our condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024 (in millions):

	September 30, 2025		December 31, 2024
	Successor		Successor
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities:
Outstanding debt	$ 8,428.4	$ 8,934.9	$ 8,298.0	$ 8,811.8
The Company considered that the carrying value of cash and cash equivalents, receivables, settlement assets and payables, accounts payable and accrued expenses approximates fair value (Level 1) given the short-term nature of these items. The fair value of the Company's notes payable was estimated based on rates currently available to the Company for bank loans with similar term maturities and is classified in Level 2 of the fair value hierarchy.

(16)Accumulated Other Comprehensive Income (Loss)
The activity of the components of AOCI related to cash flow hedging and other activities for the three month Successor periods ended September 30, 2025 and 2024, and the nine and eight month Successor periods ended September 30, 2025 and 2024, is presented below (in millions):

	Total Other Comprehensive Income (Loss)
Three Months Ended September 30, 2025 (Successor)	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	AOCI Ending Balance
Net change in fair value of cash flow hedges recorded in AOCI	$ 50.6	$ 0.8	$ —	$ 0.8	$ 51.4
Net realized gain on cash flow hedges reclassified into earnings	(50.8)	(4.7)	—	(4.7)	(55.5)
Foreign currency translation adjustments	440.2	(113.4)	—	(113.4)	326.8
Other	(0.6)	—	—	—	(0.6)
Net Change	$ 439.4	$ (117.3)	$ —	$ (117.3)	$ 322.1

	Total Other Comprehensive Income (Loss)
Three Months Ended September 30, 2024 (Successor)	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	AOCI Ending Balance
Net change in fair value of cash flow hedges recorded in AOCI	$ 76.1	$ (65.1)	$ 0.1	$ (65.0)	$ 11.1
Net realized gain on cash flow hedges reclassified into earnings	(16.0)	(16.5)	—	(16.5)	(32.5)
Foreign currency translation adjustments	(58.5)	352.4	—	352.4	293.9
Net Change	$ 1.6	$ 270.8	$ 0.1	$ 270.9	$ 272.5

	Total Other Comprehensive Income (Loss)
Nine Months Ended September 30, 2025 (Successor)	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	AOCI Ending Balance
Net change in fair value of cash flow hedges recorded in AOCI	$ 56.9	$ (5.5)	$ —	$ (5.5)	$ 51.4
Net realized gain on cash flow hedges reclassified into earnings	(40.9)	(14.6)	—	(14.6)	(55.5)
Foreign currency translation adjustments	(112.3)	439.1	—	439.1	326.8
Other	(0.7)	0.1	—	0.1	(0.6)
Net Change	$ (97.0)	$ 419.1	$ —	$ 419.1	$ 322.1

	Total Other Comprehensive Income (Loss)
Eight Months Ended September 30, 2024 (Successor)	AOCI Beginning Balance	Pretax Activity	Tax Effect	Net Activity	AOCI Ending Balance
Net change in fair value of cash flow hedges recorded in AOCI	$ —	$ 11.2	$ (0.1)	$ 11.1	$ 11.1
Net realized gain on cash flow hedges reclassified into earnings	—	(32.5)	—	(32.5)	(32.5)
Foreign currency translation adjustments	—	293.9	—	293.9	293.9
Net Change	$ —	$ 272.6	$ (0.1)	$ 272.5	$ 272.5

(17)Related Party Transactions
The Company has not historically operated as a standalone business. The following summarizes activity between the Company, FIS, and GTCR.
Related Party Transactions
Transition Services Agreement
On January 31, 2024, the Company entered into a Transition Service Agreement ("TSA") with FIS where both FIS and the Company are providing services to the other for an initial term of 24 months following the closing date of the Transaction, with three six month renewal options. The nature of the services include certain functions of the Company's operations such as Cybersecurity, Information Technology, Finance and Corporate Accounting, Risk Management, Human Resources, Marketing, Legal, Facilities, Supply Chain, Regulatory, Privacy and Data Protection and Commercial support.
Contingent on closing the Global Acquisition (as discussed in Note 1 Background and Nature of Operations), the Company's TSAs with FIS are extended to June 2027 with certain renewal options.
Commercial Agreement
On January 31, 2024 and during the nine and eight month Successor periods ended September 30, 2025 and 2024, the Company entered into certain commercial agreements with FIS whereby services can be provided by the Company to FIS and vice-versa. The nature of these services are for, among other things, distribution purposes, vendor and product servicing, data services and referrals.
Master Agreement
Further, on January 30, 2024, the Company entered into a Master Agreement with RealNet, a former subsidiary of FIS, where RealNet, as the licensed money transmitter, would continue to offer the Funds Disbursement Business after the closing of the Transaction, using the Company’s services and resources. As disclosed in Note 4 Acquisitions, the Company purchased RealNet from FIS on March 31, 2025 for $42.2 million.
The following tables include the portion of the Company’s results and balances related to the transactions with related parties for the three month Successor periods ended September 30, 2025 and 2024, and the nine and eight month Successor periods ended September 30, 2025 and 2024 (in millions):

	Three Months Ended	Three Months Ended	Nine Months Ended	Eight Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
	Successor	Successor	Successor	Successor
Revenue from affiliates	$ (9.2)	$ (2.5)	$ (10.1)	$ 0.5
Cost of revenue from affiliates	25.1	32.2	87.1	223.8
Selling, general and administrative from affiliates	31.5	25.2	74.5	157.8
Interest expense (income), net from affiliates	—	0.2	(0.3)	0.6
Other income(1)	0.1	—	11.7	—

(1)	During the nine month Successor period ended September 30, 2025, the Company sold a business to FIS, which resulted in an $11.4 million gain.

The Company had the following balances with FIS and GTCR affiliates at September 30, 2025 and December 31, 2024, (in millions):

	September 30, 2025	December 31, 2024
	Successor	Successor
Due from affiliates	$ 21.5	$ 166.0
Due to affiliates	105.9	164.8

Balances due to or due from FIS and GTCR affiliates are attributable to recurring operational transactions that are cash settled and are presented within settlement assets, prepaid expenses and other current assets and accounts payable, accrued and other liabilities on the Company’s condensed consolidated balance sheets.
Other

The Company had undrawn letters of credit totaling $293.4 million and $272.8 million as of September 30, 2025 and December 31, 2024, respectively, that would be guaranteed by FIS if borrowed upon; however, the Company has the obligation to indemnify FIS against any claims and reimburse FIS for any expenses or amounts paid with respect to FIS' guarantee.
As of September 30, 2025 and December 31, 2024, the Company held promissory notes of approximately $0.3 million and $5.0 million, respectively, with certain international employees relating to equity award grants.
As of September 30, 2025 and December 31, 2024, respectively, $37.8 million and $32.9 million of Class A and Class B units were held by members of Worldpay Holdco, LLC management through GTCR W Aggregator LP.
Cost Allocations from FIS (Predecessor)
FIS provides significant corporate, selling, marketing, administrative, and resource services to the Worldpay Business. Some of these services will continue to be provided by FIS to the Worldpay Business on a temporary basis after the Transaction under a TSA.
The condensed combined financial statements reflect specific identification and allocations of these costs which include acquisition, integration, and transformation-related costs. See Note 2 Basis of Presentation, Consolidation and Use of Estimates for a discussion of these costs and the methodology used to allocate them.
These allocations are reflected in the condensed combined statement of income as follows (in millions):

One Month Ended
January 31, 2024
Predecessor
Cost of revenue	$ 3.0
Selling, general, and administrative	15.0

(18)Concentration of Risk
The Company generates a significant amount of revenue from large clients; however, no individual client accounted for 10% or more of total revenue in the three month Successor periods ended September 30, 2025 and 2024, the nine and eight month Successor periods ended September 30, 2025 and 2024, and the one month Predecessor period ended January 31, 2024.
(19)Subsequent Events
The Company evaluated the condensed combined and consolidated financial statements for subsequent events through the date of issuance on October 24, 2025, and determined that there were no subsequent events that require additional disclosure or adjustments prior to issuance.